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EXHIBIT 23.1

Bark Group Inc.
Att.: Mr. Bent Helvang, Chairman
Østergade 17-19, 3. floor
DK-1100 Copenhagen K
Denmark

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Amendment No. 6 of Registration Statement No. 333-150526 on Form S-1 of our report dated March 12, 2008, except for Note 1 as to which the date is May 1, 2008, Note 22 (as to the effects of the restatement), as to which the date is October 10, 2008, and Note 23, as to which the date is November 26, 2008, related to the consolidated financial statements of Bark Group Inc. (which report expresses an unqualified and includes explanatory paragraphs regarding (1) a substantial doubt about the Company’s ability to continue as a going concern and (2) a restatement as discussed in Note 22) appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts”in such prospectus.

Copenhagen, November 26, 2008

Deloitte
Statsautoriseret Revisionsaktieselskab

/s/ Jørgen Holm Andersen	/s/ Thomas Elsborg Jensen
Jørgen Holm Andersen	Thomas Elsborg Jensen
State Authorised Public	State Authorised Public
Accountant (Denmark)	Accountant (Denmark)

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